Exhibit 99.1

Xcel Brands Announces $2.05 Million Private Placement

NEW YORK / GLOBE NEWSWIRE / December 17, 2025 / Xcel Brands, Inc. (NASDAQ: XELB) (“Xcel” or the “Company”), announces today that it has entered into a securities purchase agreement for a private investment in public equity (“PIPE”) financing that is expected to result in gross proceeds to the Company of approximately $2.05 million, before deducting placement agent fees and offering expenses.

The Company intends to use the net proceeds from the offering for general corporate purposes and working capital.

Pursuant to the terms of the securities purchase agreement, the Company is selling an aggregate of 1,670,055 shares of common stock (or pre-funded warrants in lieu thereof) and common stock purchase warrants to purchase up to 835,023 shares of common stock at a purchase price of $1.2275 per share (or pre-funded warrants in lieu thereof) and one-half common stock purchase warrant, subject to certain beneficial ownership limitations set by each holder. The warrants issued in the offering are exercisable at an exercise price of $3.00 per share, subject to adjustment as provided therein, and will expire five years from the date of issuance.

Wellington Shields & Co. LLC acted as the sole placement agent for the PIPE financing.

The unregistered shares of common stock, pre-funded warrants and warrants sold in the PIPE financing described above were offered under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and, along with the shares of common stock underlying the pre-funded warrants and warrants, have not been registered under the Act or applicable state securities laws. Accordingly, the shares of common stock, the pre-funded warrants, the warrants and the shares of common stock underlying the pre-funded warrants and warrants may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to the terms of the securities purchase agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the unregistered shares of common stock and the shares issuable upon exercise of the unregistered pre-funded warrants and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction

About Xcel Brands

Xcel Brands, Inc. (NASDAQ: XELB) is a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as social commerce. Xcel owns the Halston, Judith Ripka, and C. Wonder brands, as well as the co-branded collaboration brands TowerHill by Christie Brinkley, Trust. Respect. Love by Cesar Millan, and GemmaMade by Gemma Stafford, and also holds noncontrolling interests or long-term license agreements in Orme Live, and Mesa Mia Live by Jenny Martinez. Xcel also owns and manages the Longaberger brand through its controlling interest in Longaberger Licensing, LLC. Xcel is pioneering a modern consumer products sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retailers, and e-commerce channels to be everywhere its customers shop. The company’s previously owned and current brands have generated in excess of $5 billion in retail sales via livestreaming in interactive television and digital channels alone, and over 20,000 hours of content production time in live-stream and social commerce. The brand portfolio reaches in excess of 46 million social media followers with broadcast reach into 200 million households. Headquartered in New York City, Xcel Brands is led by an executive team with significant live streaming, production, merchandising, design, marketing, retailing, and licensing experience, and a proven track record of success in elevating branded consumer products companies. For more information, visit www.xcelbrands.com.

For further information please contact:
Seth Burroughs
Xcel Brands, Inc.
sburroughs@xcelbrands.com